Exhibit 99.1

FOR IMMEDIATE RELEASE

Cineverse Acquires Profitable Connected TV Monetization Platform IndiCue in Transformational Deal, Expanding High-Margin Infrastructure that Powers Modern Content Distribution

Establishes Clear Path to $115-$120 Million in Revenue and $10-$20 Million in Adjusted EBITDA in Fiscal Year 2027 Commencing April 1, 2026 (1)

Accelerates Transition to Majority Technology Revenue Through Scalable, Recurring Infrastructure Economics

Transaction Financed by Existing Long-Term Shareholders

LOS ANGELES, February 13, 2026 - Cineverse Corp. (Nasdaq: CNVS) today announced the acquisition of IndiCue, Inc., a profitable advertising technology company, achieving a major milestone in Cineverse’s evolution into a streaming infrastructure company — building and operating the systems that power how content is distributed and monetized across the global video streaming ecosystem.

The acquisition integrates IndiCue’s advertising and monetization capabilities directly into Cineverse’s award-winning Matchpoint® platform, enabling Cineverse to operate a unified system spanning content preparation, distribution, monetization, reporting, and real-time performance optimization across FAST, AVOD, Connected TV (CTV), and all ad-supported streaming environments.

With this integration, Cineverse moves beyond passive distribution and reporting by gaining the ability to actively improve how content generates advertising revenue in real-time, responding dynamically to viewer behavior and market demand.

This deal, following the recently announced acquisition of Giant Worldwide by Cineverse, exemplifies the Company’s continued strategic and disciplined approach to value creation for shareholders. It continues to focus on identifying companies with strong recurring revenue at attractive valuations, then enhancing their revenue potential by converting them to the modern era by implementing automation and system-level optimization that drive scale with software-like profit margins, while operating essential media and advertising infrastructure.

“This represents a key leap forward for Cineverse, with IndiCue adding a strategically important monetization component that, when combined with our existing Matchpoint platform suite, gives us a near end-to-end technology platform whose high level of automation provides a significant competitive advantage by dramatically lowering costs while providing higher operational efficiency than any competitor out there,” said Cineverse Chairman and CEO Chris McGurk.

He added, “The acquisitions of IndiCue and Giant Worldwide have largely completed our strategy to build a comprehensive, scalable infrastructure solution for the entertainment industry, and transform our company, which – alongside our studio operations – is now in position to thrive, with a strong balance sheet and high-growth recurring revenue, margin and income profile. IndiCue strengthens the execution layer of our business, adding profitable, recurring monetization infrastructure that scales as volume and complexity increase across the streaming ecosystem.”

IndiCue – CTV Monetization with 100+ Customers Live or Onboarding

IndiCue is a proprietary connected television (CTV) monetization platform that provides streaming publishers and operators with the technology infrastructure to manage, optimize, and grow their advertising revenue across FAST, AVOD, and ad-supported streaming environments.

The company operates an integrated ad technology stack that includes ad serving, supply-side platform (SSP), demand-side platform (DSP), and server-side ad insertion (SSAI) capabilities, all built on high-performance bare metal infrastructure designed for low operational costs, speed, reliability, and scale.

Founded in 2023, IndiCue has rapidly scaled to more than 40 live clients, with 75 additional publishers currently being onboarded. IndiCue is expected to generate approximately $38 million in revenue and $9.6 million in EBITDA in calendar year 2026, representing a 25% EBITDA margin and immediate accretion at close, reflecting the operating leverage of transaction-driven CTV advertising infrastructure.(1)

IndiCue’s customer base includes major media companies such as IMAX, Freecast, Cannella Media, Loop Media, KTSF, and Dial Up Media, as well as many independent FAST and AVOD platforms and other streaming content distributors.

Financial Impact and Outlook

The acquisition positions Cineverse for a materially improved financial profile, driven by scalable, recurring technology revenue and expanding operating leverage.

•	Fiscal Year 2027 revenue is expected to reach $115-$120 million, with technology platforms representing more than 50% of total revenue.

•	Adjusted EBITDA is expected to reach $10-$20 million in Fiscal Year 2027, reflecting the accretive nature of the transaction and continued margin expansion.(1)

•	IndiCue is EBITDA-positive at close and is expected to contribute approximately $38 million of annualized revenue beginning in Fiscal Year 2027 (commencing April 1, 2026).

•	IndiCue’s revenue scales with advertising transaction volume across the CTV ecosystem, supporting durable, recurring infrastructure revenue rather than license-based software economics.

Strategic Rationale

The addition of IndiCue into the Matchpoint ecosystem completes a critical component of Cineverse’s platform strategy and vision. The combined companies now connect distribution, data, and monetization into a single, unified solution, allowing Cineverse and its streaming partners to respond dynamically to performance signals, optimize ad placement, and improve ad yield across the highly fragmented CTV landscape.

The combined platform functions as an execution layer for streaming content distribution and advertising monetization, providing real-time analytics visibility and automated workflows that FAST channels, AVOD services, and independent streaming operators require to remain competitive in the rapidly evolving ad-supported streaming market.

It also becomes the only independent, full-stack white-label solution unifying content delivery and ad monetization for studios and streaming operators. This positions Cineverse to effectively serve customers who want to reduce operational complexity by utilizing fewer vendors, reducing required integration points, and who demand a single accountable partner across both streaming operations and monetization.

The Product and Engineering teams from Cineverse and IndiCue will leverage the expansive Matchpoint technology portfolio to jointly develop new ad tech products and advanced data capabilities designed to deliver advancements within the CTV advertising ecosystem that leverage the unique combined capabilities and expertise of the two company’s technology teams.

IndiCue’s world-class monetization team will also directly support the revenue optimization of Cineverse’s portfolio of owned and operated streaming platforms, creating immediate value while driving continued platform development.

“For years, we’ve focused on building advanced, next-generation infrastructure designed to scale the highly complex task of digital video distribution,” said Erick Opeka, President and Chief Strategy Officer of Cineverse. “With IndiCue, Matchpoint becomes a closed loop: distribution, data, and monetization working together as a single system. This gives us a powerful feedback engine that allows us to understand performance in real time and act on it, improving results for our own content and for some of the largest media companies in the world.”

Transaction Financing and Alignment

The acquisition was financed through a combination of cash, deferred consideration, and performance-based earnouts, with total potential consideration of up to $40.0 million, including $22.0 million in base consideration and up to $18.0 million tied to future performance milestones.

Concurrent with closing and as previously disclosed, Cineverse raised $13 million in convertible notes to support the closing of transaction and working capital requirements. The note financing was driven by existing long-term Cineverse shareholders, reflecting strong conviction in the Company’s strategy and long-term value creation opportunity.

Integration and Team

IndiCue’s founding team and senior leadership have joined Cineverse in newly appointed roles under multi-year employment and retention agreements. This includes Nicholas Frazee newly appointed as EVP of Revenue, Yuriy Gorokhov as EVP of Technology and John Marchesini as EVP of Product & Monetization. The combined organization brings together deep expertise across CTV advertising technology, distribution, data, and content operations.

“IndiCue was built to improve content monetization and allow programmatic advertising to perform far more efficiently in complex, fragmented environments,” said Nicholas Frazee, Chief Executive Officer of IndiCue, and now EVP of Revenue for Cineverse. “Joining Cineverse allows us to integrate our advanced monetization capabilities directly into an enterprise-grade platform that powers content distribution at significant scale. We are now in the unique position of controlling the entire content and ad pipeline from end-to-end. In addition, as an established ad platform and now first-party publisher, we can be nimble and leverage our complementary industry expertise to focus on building next-generation technology that will define the future of advertising.”

About Cineverse Technology Group

Cineverse develops proprietary technology that powers the future of entertainment, leveraging the Company’s position as a pioneer in the video streaming industry along with the industry-leading strength of its development team in India. This team has dedicated years building and refining technology solutions that have pioneered streaming content management and distribution while leaning into advances in AI to set the company apart from the competition. This includes the award-winning media supply chain platform Matchpoint™; the AI-powered search and discovery tool for film and television, CINESEARCH, which makes deciding what to watch as entertaining as the entertainment itself; cineCore, a dataset of more than two million titles, including extensive proprietary AI-generated film and TV metadata; and the C360 programmatic audience network and ad-tech platform that provides brands the opportunity to target and reach key fandoms wherever they are.

About Cineverse

Cineverse (Nasdaq: CNVS) is an entertainment technology company and studio. Fiercely innovative and independent, Cineverse develops and invests in technology and content that drives the future of the industry. Core to its business is Matchpoint® – a growing tech ecosystem powered by AI and designed to prepare, distribute, monetize, and continuously improve content across any platform. Matchpoint helps studios large and small operate at scale and improve performance and efficiency in an increasingly fragmented distribution environment. Additionally, Cineverse distributes more than 71,000 premium films, series, and podcasts, across theatrical, home entertainment, and streaming; operates dozens of digital properties that super serve passionate fandoms around the world; and works with leading brands to connect them with audiences they value. From award-winning technology to the highest-grossing unrated film in U.S. history, Cineverse has created a playbook that marries tech and content to redefine the next era of entertainment. For more information, visit home.cineverse.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue, adjusted EBITDA, revenue mix, platform expansion, and long-term strategy. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that may affect results are described in Cineverse’s filings with the Securities and Exchange Commission. Cineverse undertakes no obligation to update forward-looking statements.

(1) The Company does not provide a reconciliation of forward-looking Adjusted EBITDA guidance due to the inherent difficulty in forecasting and quantifying adjustments necessary to calculate such non-GAAP measure without unreasonable effort. Material changes to such adjustments could affect future GAAP results.

Investor Contact:

Julie Milstead

investorrelations@cineverse.com

Media Contact:

The Lippin Group for Cineverse

cineverse@lippingroup.com